                                                                   EXHIBIT 4


                                 LOAN AGREEMENT


   Agreement, dated the 14th day of August, 1996, by and between Tuscarora Incorporated, a Pennsylvania corporation (the "Borrower"), and Mellon Bank, N.A., a national banking association (the "Bank") ("Agreement").

                              W I T N E S S E T H:


   WHEREAS, pursuant to the Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated July 27, 1983, by and between the Borrower (under its former name, Tuscarora Plastics, Inc.) and Bank, as amended by (i) the First Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated September 4, 1984, (ii) the Second Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated October 2, 1985, (iii) the Third Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated January 30, 1987, (iv) the Fourth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated August 31, 1987, (v) the Fifth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated February 29, 1988, (vi) the Sixth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated August 1, 1989,
(vii) the Seventh Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated May 31, 1990, (viii) the Eighth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated August 1, 1991,
(ix) the Ninth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated December 18, 1991, (x) the Tenth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated August 18, 1992, (xi) the Eleventh Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated February 26, 1993, (xii) the Twelfth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated June 30, 1994 and (xiii) the Thirteenth Amendment to Secured Term Loan, Revolving Credit and Line of Credit Agreement, dated May 31, 1995 (as amended, the "Prior Loan Agreement"), the Bank has, among other things, extended credit to the Borrower in the form of (a) a revolving credit loan facility in an aggregate principal amount not to exceed Fourteen Million and 00/100 Dollars ($14,000,000.00) and (b) four (4) separate term loans (defined in the Prior Loan Agreement as Term Loan No. 7, Term Loan No. 8, Term Loan No. 9 and Term Loan No. 10) in an original principal amount of Forty Million Eight Hundred Thousand and 00/100 Dollars ($40,800,000.00); and

   WHEREAS, the Borrower has requested the Bank (i) to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Forty Million and 00/100 Dollars

($40,000,000.00), the proceeds of which will be used for general corporate purposes and acquisitions and (ii) to extend a term loan to the Borrower in the original principal amount of Thirty Seven Million and 00/100 Dollars ($37,000,000.00), the proceeds of which will be used to pay to the Bank all amounts due to it under the Prior Loan Agreement; and

   WHEREAS, the Bank is willing to extend such credit to Borrower pursuant to the terms and conditions set forth herein.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 1.01 CERTAIN DEFINITIONS. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

                 "Affiliate" shall mean, as of the date hereof or any time during the term of this Agreement, any Person which directly or indirectly controls, is controlled by or is under common control with Borrower. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" shall mean this Loan Agreement as amended, modified or supplemented from time to time.
                 "As Offered Rate" shall mean, for any Interest Period for any As Offered Rate Loan, the fixed interest rate per annum offered by the Bank to the Borrower in Bank's sole discretion.

                 "As Offered Rate Loan" shall mean any Loan that bears interest with reference to the As Offered Rate.

                 "Assessment Rate" shall mean, for any day of any Interest Period for a CD Rate Loan, the fixed rate per annum (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) determined in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive



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absent manifest error) as representing for such day the maximum effective rate per annum payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for such day for insurance on dollar time deposits in an amount and for a maturity equal to such CD Rate Loan and such Interest Period, exclusive of any credit allowed against such annual assessment on account of assessment payments made or to be made by Bank. The CD Rate shall be adjusted automatically as of the effective date of each change in the Assessment Rate.

                 "Bank" means Mellon Bank, N.A., a national banking association with its main office located at Two Mellon Bank Center, Pittsburgh, Pennsylvania 15259.

                 "Borrower" shall mean Tuscarora Incorporated, a Pennsylvania corporation, with its chief executive office at 800 Fifth Avenue, New Brighton, Pennsylvania 15066.

                 "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Libor Rate Loan, a day on which dealings are carried on in the London interbank eurodollar market.

                 "Capital Expenditure" shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

                 "Capitalized Lease Obligations" shall mean any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

                 "Cash Flow" shall mean, for the period of determination, (i) Net Income, (ii) plus depreciation, depletion and amortization, (iii) minus Eight Million Dollars ($8,000,000.00), (iv) minus Distributions, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                 "CD Rate" shall mean, for any Interest Period for any CD Rate Loan, the interest rate per annum determined by Bank by adding:

                 (A) the rate per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal at all times during





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

                               such Interest Period to the quotient of (i) the rate of interest estimated in good faith by the Bank (which determination shall be conclusive) to be the average of the secondary market bid rates at or about 11:00 a.m., Pittsburgh, Pennsylvania time, on the first day of such Interest Period by dealers of recognized standing for negotiable certificates of deposit of major money center banks for delivery on such day in an amount and for a maturity equal to such CD Rate Loan and such Interest Period, divided by (ii) a number equal to 1.00 minus the CD Reserve Requirement and

                 (B)           the Assessment Rate for such date.

                 "CD Rate Loan" shall mean any Loan that bears interest with reference to the CD Rate.

                 "CD Reserve Requirement" shall mean, for any day of any Interest Period for a CD Rate Loan, the percentage (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple), determined in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as representing for such day the maximum effective reserve requirement (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of non-personal time deposits in dollars of the United States in an amount and for a maturity equal to such CD Rate Loan and such Interest Period. The CD Rate shall be adjusted automatically as of the effective date of such change and the CD Reserve Requirement.

                 "Change of Control" shall mean (i) any Person or group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, has become the owner of, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (ii) the Continuing Directors have ceased to occupy a majority of the seats (excluding vacant seats) on the Board of Directors of the Borrower.

                 "Closing" shall mean the closing of the transactions provided for in this Agreement on the Closing Date.


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                 "Closing Date" shall mean August 14, 1996 or such other date upon which the parties may agree.

                 "Code" shall mean the Internal Revenue Code of 1986 as amended along with the rules, regulations, decisions and other official interpretations in connection therewith.

                 "Consolidated" shall mean the resulted consolidation of the financial statements of the Borrower and each of its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section
6.1 herein.

                 "Continuing Directors" shall mean, collectively, (i) all members of the Board of Directors of the Borrower who have held office continuously since the date of this Agreement and (ii) all members of the Board of Directors of the Borrower who assume office after the date of this Agreement and whose election and nomination for election by the Borrower's shareholders was approved by a vote of two-thirds of the then Continuing Directors.

                 "Distributions" shall mean, for the period of determination,
(a) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of the Borrower; and (b) all purchases, redemptions or other acquisitions by Borrower of any shares of any class of capital stock of the Borrower other than in connection with the exercise of stock options granted by the Borrower.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future.

                 "ERISA Affiliate" shall mean a Person which is under common control with Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of the Borrower.

                 "Event of Default" means any of the Events of Default described in Section 7.01 of this Agreement.

                 "Expiry Date" shall mean, with respect to the Revolving Credit Loans, the Revolving Credit Expiry Date and, with respect to the Term Loan, the Term Loan Expiry Date.


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                 "Fixed Rate" shall mean, for any Interest Period for any Fixed
Rate Loan, the sum of (A) the interest rate per annum (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) determined in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest which the Bank is required to pay (or will offer to pay) on a liability in an amount and for a maturity equal to such Fixed Rate Loan and such Interest Period as adjusted at the time it is being determined by Bank for reserve requirements and such other requirements as may be imposed by any Official Body, together with fees assessed by Bank's money management department plus (B) one and one quarter of one percent (1.25%).

                 "Fixed Rate Loan" shall mean any Loan that bears interest with reference to the Fixed Rate.

                 "Funded Debt" shall mean, as of the date of determination, (i) all Indebtedness which would as of such date be classified in whole or in part as a long-term liability in accordance with GAAP (including the current portion thereof), all Indebtedness having a final maturity more than one (1) year from the date of creation of such Indebtedness and all Indebtedness, regardless of its term, which is renewable or extendable (pursuant to the terms thereof or otherwise) to a date more than one year from the date of the creation of such Indebtedness, and (ii) all Indebtedness which would as of such date be classified in whole or in part as a current liability in accordance with GAAP, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                 "Funded Debt to Cash Flow Ratio" shall mean, as of the date of determination, the ratio of Funded Debt to Cash Flow for the preceding twelve
(12) month period.

                 "Funding Breakage Date" shall mean as set forth in Section 2.09(c) hereof.

                 "Funding Breakage Indemnity" shall mean as set forth in
Section 2.09(c) hereof.

                 "GAAP" means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountants concur).

                 "Indebtedness" shall mean (i) all obligations for borrowed money (including, without limitation, all notes payable





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and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property whether or not any such notes, drafts or obligations are obligations for borrowed money), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all obligations to repay amounts drawn down by beneficiaries of letters of credit and (iv) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations as determined in accordance with such principles; provided, however, that obligations of the Borrower to pay supplemental pension benefits, deferred compensation or deferred income taxes shall not in any event be deemed to constitute Indebtedness for purposes of this Agreement.

                 "Interest Coverage Ratio" shall mean, for the period of determination, the ratio of Operating Earnings to Interest Expense.

                 "Interest Expense" shall mean, for the period of determination, all interest accruing during such period on Indebtedness, including without limitation, all interest required under GAAP to be capitalized during such period, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                 "Interest Period" shall mean, with respect to any Libor Rate Loan, As Offered Rate Loan, CD Rate Loan, or Fixed Rate Loan, the period commencing on the date such Loan is made or converted and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrower pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan, As Offered Rate Loan, CD Rate Loan or Fixed Rate Loan shall be for the number of days, months or years selected by Borrower upon notice, in accordance with Sections 2.01(c) or 2.02(c) provided that:

                               (i)     the Interest Period for any Libor Rate
Loan or CD Rate Loan shall be one (1), two (2), three (3), four (4) five (5), six (6), nine (9) or twelve (12) months or such other period as may be agreed upon by Borrower and Bank;





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                               (ii)    the Interest Period for any As Offered
Rate Loan shall be one (1), two (2), three (3), four (4), five (5) or six (6) months or such other period as may be agreed upon by Borrower and Bank;

                               (iii) the Interest Period for any Fixed Rate
Loan shall be for one (1), two (2), three (3), four (4), five (5), six (6), seven (7) or eight (8) years or such other period as may be agreed upon by Borrower and Bank;

                               (iv)    Interest Periods shall be selected in a
manner which will insure that Borrower shall be able to make scheduled payments of principal under the Notes without incurring liability under Section 2.09(c) hereof; provided, however, that in the event the Borrower is required to prepay any Libor Rate Loan, As Offered Rate Loan, CD Rate Loan or Fixed Rate Loan in order to make a scheduled payment of principal under the Notes, the Borrower shall indemnify the Bank as provided in Section 2.09(c) hereof;

                               (v)  whenever the last day of any Interest
Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                               (vi) if the Borrower fails to so select the
duration of any Interest Period for an As Offered Rate Loan, Libor Rate Loan or CD Rate Loan, the duration of such Interest Period shall be one (1) month;

                               (vii)  if the Borrower fails to so select the
duration of an Interest Period for a Fixed Rate Loan, the Borrower shall be deemed to have selected a Prime Rate Loan; and

                               (viii)  the last day of any Interest Period
shall not occur after the Expiry Date of the facility under which such Loan is made.

                 "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

                 "Libor Rate" shall mean, for any Interest Period for any Libor Rate Loan, a fixed rate per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal at all times during such Interest Period to the





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quotient of (a) the rate determined in good faith by the Bank in accordance with its usual procedures (such determination to be conclusive absent manifest error) to be the average of the rates per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) at which deposits in United States Dollars are offered at 11:00 a.m. (London, England
Time) (or as soon thereafter as is reasonably practicable) by prime banks in the London interbank eurodollar market two (2) Business Days prior to the first day of such Interest Period in an amount and maturity equal to the amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements.

                 "Libor Rate Loan" shall mean any Loan that bears interest with reference to the Libor Rate.

                 "Libor Reserve Requirements" shall mean, for any day of any Interest Period for a Libor Rate Loan, the percentage (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) as determined in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as representing the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount and for a maturity equal to such Libor Rate Loan and such Interest Period. The Libor Rate shall be adjusted automatically as of the effective date of each change in the Libor Reserve Requirement.

                 "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                 "Loan" or "Loans" shall mean the Revolving Credit Loans, the Term Loan (whether made as or converted to Prime Rate Loans, Libor Rate Loans, As Offered Rate Loans, CD Rate Loans or Fixed Rate Loans) and any other credit to the Borrower extended by the Bank in accordance with Article II hereof as evidenced by the Notes, as the case may be.





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                 "Loan Document" or "Loan Documents" mean, singularly or
collectively as the context may require, this Agreement, the Notes and any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

                 "Material Adverse Change" shall mean a material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

                 "Material Adverse Effect" shall mean a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

                 "Net Income" means, for the period of determination, net income (after taxes), excluding, however, extraordinary gains, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                 "Notes" shall collectively mean the Revolving Credit Note, the Term Note and any other note of the Borrower executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

                 "Office", when used in connection with the Bank, means its designated office located at Two Mellon Bank Center, Pittsburgh, Pennsylvania 15259 or such other office of the Bank as the Bank may designate in writing from time to time.

                 "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                 "Operating Earnings" shall mean, for the period of determination, Net Income, plus Interest Expense plus all income taxes included in Net Income.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

                 "Person" shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.





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                 "Plan" means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of the Borrower or any Subsidiary or any ERISA Affiliate.

                 "Potential Default" shall mean any event or condition which with notice, passage of time or determination by Bank, or any combination of the foregoing, would constitute an Event of Default.

                 "Prime Rate" shall mean that rate of interest per annum announced by Bank from time to time as its Prime Rate which may not represent the lowest rate charged by Bank to other borrowers at any time or from time to time.

                 "Prime Rate Loan" shall mean any Loan that bears interest with reference to the Prime Rate.

                 "Prior Loan Agreement" shall have the meaning assigned to such term in the preamble hereof.

                 "Prior Security Documents" shall have the meaning assigned to such term in Section 2.14 hereof.

                 "Prohibited Transaction" shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

                 "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

                 "Revolving Credit Expiry Date" shall mean August 31, 1999, or such earlier date on which the Revolving Credit Facility Commitment shall have been terminated pursuant to this Agreement.

                 "Revolving Credit Facility Commitment" shall mean as set forth in Section 2.01(a) hereof.

                 "Revolving Credit Loans" shall mean as set forth in Section 2.01(a) hereof.

                 "Revolving Credit Note" means the Revolving Credit Note of Borrower executed and delivered pursuant to Section 2.01(b) of this Agreement, as the same may be amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings, in whole or in part.





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





                 "Subsidiary" of Borrower at any time means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned (directly or indirectly) by the Borrower and/or one or more Subsidiaries of the Borrower and (ii) any partnership, association, joint venture or other entity in which the Borrower and/or one or more Subsidiaries of the Borrower has more than a fifty percent (50%) equity interest.

                 "Tangible Net Worth" means, as of the date of determination, net worth less all intangible assets, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

                 "Termination Event" shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

                 "Term Loan" shall mean as set forth in Section 2.02(a) hereof.

                 "Term Loan Expiry Date" shall mean August 31, 2004.

                 "Term Note" means the Term Note of Borrower executed and delivered pursuant to Section 2.02(b) of this Agreement, as may be amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings, in whole or in part.

                 "Treasury Rate" as of any Funding Breakage Date shall mean the rate per annum determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the semiannual equivalent yield to maturity (expressed as a semiannual equivalent and decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) for United States Treasury securities maturing on the last day of the corresponding Interest Period and trading in the secondary market in reasonable volume (or if no such securities mature on such date, the rate determined by standard securities interpolation methods as applied to the series of securities maturing as close as possible to, but earlier than, such date, and





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



the series of such securities maturing as close as possible to, but later than, such date).


                                   ARTICLE II

                             THE CREDIT FACILITIES

                 2.01          Revolving Credit Facility Commitment.
                               -------------------------------------

                               (a)     REVOLVING CREDIT LOANS.  Subject to the
terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Bank agrees to make, continue or convert loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the day immediately preceding the Revolving Credit Expiry Date, in an aggregate principal amount not exceeding at any one time outstanding Forty Million and 00/100 Dollars ($40,000,000.00) (the "Revolving Credit Facility Commitment"). Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement including, without limitation, the Bank's right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, Borrower may borrow, repay and reborrow under this Section 2.01; provided, however, that Borrower may prepay any Libor Rate Loan, As Offered Rate Loan or CD Rate Loan only on the last day of the applicable Interest Period for such Libor Rate Loan, As Offered Rate Loan or CD Rate Loan.

                               (b)     REVOLVING CREDIT NOTE.  The obligation
of Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to Borrower by the Bank and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Revolving Credit Note of Borrower dated the Closing Date, in substantially the form attached as Exhibit "A" to this Agreement with the blanks appropriately filled. The executed Revolving Credit Note will be delivered by Borrower to the Bank on the Closing Date.

                               (c)     MAKING, CONTINUING OR CONVERTING OF
REVOLVING CREDIT LOANS. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Article IV hereof, the Bank shall make Revolving Credit Loans to the Borrower which, as selected by the Borrower pursuant to this Section 2.01(c), shall be Prime Rate Loans, Libor Rate Loans, As Offered Rate Loans or CD Rate Loans.


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





                               (i) Each Revolving Credit Loan that is made as
or converted into a Prime Rate Loan shall be made or converted on such Business Day and in such amount as Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day requested by the Borrower to be the date of disbursement of the
requested Prime Rate Loan.   On each borrowing date, the Bank shall make the
proceeds of the Prime Rate Loan available to Borrower at the Bank's Office in immediately available funds not later than 12:00 noon (Pittsburgh, Pennsylvania, time).

                               (ii)  Each Revolving Credit Loan that is made
as, continued or converted into a Libor Rate Loan shall be made on such Business Day, in such amount (greater than or equal to Five Hundred Thousand Dollars ($500,000) provided, however, that any amount in excess of Five Hundred Thousand Dollars ($500,000) may only be in increments of One Hundred Thousand Dollars ($100,000)), and with such an Interest Period as Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the date of disbursement of the requested Libor Rate Loan. On each borrowing date, the Bank shall make the proceeds of the Libor Rate Loan available to Borrower at the Bank's Office in immediately available funds, no later than 12:00 noon (Pittsburgh, Pennsylvania time). In addition, in the event that Borrower desires to continue a Libor Rate Loan for an additional Interest Period, Borrower shall provide Bank with written notice thereof on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period. In the event that Borrower fails to provide the Bank with the required written notice on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, Borrower shall be deemed to have given written notice that such Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Each written notice of any Libor Rate Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by Borrower to consummate such transaction calculated as set forth in Section 2.09(c) hereof.

                               (iii)  Each Revolving Credit Loan that is made
as, continued or converted into an As Offered Rate Loan shall be made on such Business Day, in such amount (greater than or equal to One Million Dollars ($1,000,000), provided, however, that any amount in excess of One Million Dollars ($1,000,000) may only be in increments of One Hundred Thousand Dollars ($100,000)), and with such Interest Period as Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh,

Pennsylvania time) on the Second (2nd) Business Day prior to the date of requested disbursement of the requested As Offered Rate Loan. On each borrowing date, the Bank shall make the proceeds of the As Offered Rate Loan available to Borrower at the Bank's Office in immediately available funds not later than 12:00 noon (Pittsburgh, Pennsylvania time). In addition, in the event that Borrower desires to continue an As Offered Rate Loan for an additional Interest Period, Borrower shall provide Bank with written notice thereof on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period. In the event that Borrower fails to provide the Bank with the required written notice on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period for an As Offered Rate Loan, Borrower shall be deemed to have given written notice that such Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Each written notice of any As Offered Rate Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by Borrower to consummate such transaction calculated as set forth in Section 2.09(c) hereof.

                               (iv)    Each Revolving Credit Line that is made
as, continued or converted into a CD Rate Loan shall be made on such Business Day, in such amount (greater than or equal to One Million Dollars ($1,000,000), provided, however, that any amount in excess of One Million Dollars ($1,000,000) may only be in increments of One Hundred Thousand Dollars ($100,000)), and with such Interest Period as Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the date of requested disbursement of the requested CD Rate Loan. On each borrowing date, the Bank shall make the proceeds of the CD Rate Loan available to Borrower at the Bank's office in immediately available funds, no later than 12:00 noon (Pittsburgh,
Pennsylvania time).   In addition, in the event that Borrower desires to
continue a CD Rate Loan for an additional Interest Period, Borrower shall provide Bank with written notice thereof on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period. In the event that Borrower fails to provide the Bank with the required written notice on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period for a CD Rate Loan, Borrower shall be deemed to have given written notice that such Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Each written notice of any CD Rate Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as the result of any failure by Borrower to consummate such transaction calculated as set forth in Section 2.09(c) hereof.

                               (d)  MAXIMUM PRINCIPAL BALANCE OF REVOLVING
CREDIT LOANS. The aggregate principal amount of all Revolving Credit Loans outstanding shall not exceed the Revolving Credit Facility Commitment. The Borrower agrees that if at any time the aggregate principal amount of all Revolving Credit Loans outstanding exceeds the Revolving Credit Facility Commitment ("Over Advance"), the Borrower shall promptly pay to the Bank such amount as may be necessary to eliminate such Over Advance. If not sooner paid, all of the Revolving Credit Loans, all unpaid accrued interest thereon, and all other sums and costs incurred by Bank pursuant to this Agreement with respect to the Revolving Credit Loans, shall be immediately due and payable on the Revolving Credit Expiry Date, without notice, presentment or demand.

                               (e)     EXTENSION OF REVOLVING CREDIT EXPIRY
DATE. On or before each annual anniversary of the date of this Agreement and so long as no Event of Default has occurred and is continuing, the Bank will, in the ordinary course of its business and in its sole and absolute discretion,
(i) determine whether to extend the Revolving Credit Expiry Date by one (1) additional year, and (ii) advise the Borrower in writing of its decision. The Borrower acknowledges that the Bank has no obligation whatsoever to the Borrower to extend the Revolving Credit Expiry Date.

                 2.02          Term Loan.
                               ----------

                               (a)     TERM LOAN.  Subject to the terms and
conditions of, and relying upon the representations and warranties set forth in, this Agreement and the other Loan Documents, the Bank agrees to make a term loan ("Term Loan") to the Borrower on the Closing Date in an aggregate principal amount of Thirty Seven Million Dollars ($37,000,000).

                               (b)     TERM LOAN NOTE.  The obligation of the
Borrower to repay the unpaid principal amount of the Term Loan made to the Borrower by the Bank and to pay interest on the unpaid principal amount thereof shall be evidenced in part by the Term Loan Note of the Borrower, dated the Closing Date, in substantially the form attached as Exhibit "B" to this Agreement, with the blanks appropriately filled. The executed Term Loan Note shall be delivered by the Borrower to the Bank on the Closing Date.

                               (c)  MAKING THE TERM LOAN AND TERM LOAN RATE
OPTIONS.

                               (i)  On or before 10:00 a.m. (Pittsburgh,
Pennsylvania time) on the Second (2nd) Business Day prior to the Closing Date, the Borrower shall advise the Bank of the portion of the Term Loan which shall be made as a Libor Rate Loan(s) and the Interest Period(s) with respect thereto; provided, however, that such Libor Rate Loan(s) shall only be made in such amount(s) greater than or equal to Five Hundred Thousand Dollars ($500,000) and, provided further, that any amounts in excess of Five Hundred Thousand Dollars ($500,000) may only be in increments of One Hundred Thousand Dollars ($100,000). After the Closing Date, the Borrower may, subject to the terms and conditions of this Agreement, convert all or a portion of the Term Loan which is a Libor Rate Loan(s) to a Prime Rate Loan, As Offered Rate Loan or Fixed Rate Loan as set forth in this Section 2.02(c). Any portion of the Term Loan that is converted from either a Prime Rate Loan, As Offered Rate Loan or Fixed Rate Loan into a Libor Rate Loan shall be converted, and shall begin to accrue interest with reference to the Libor Rate, on such Business Day, in such amount (greater than or equal to Five Hundred Thousand Dollars ($500,000.00) provided, however, that any amount in excess of Five Hundred Thousand Dollars ($500,000) may only be in increments of One Hundred Thousand Dollars ($100,000)), and with such Interest Period as the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the requested date of conversion into such Libor Rate Loan. In addition, in the event that the Borrower desires to continue the portion of the Term Loan which is a Libor Rate Loan for an additional Interest Period, the Borrower shall provide the Bank with written notice thereof on or before 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period. In the event that the Borrower fails to provide the Bank with the required written notice prior to 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, the Borrower shall be deemed to have given notice that such portion of the Term Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.09(c) hereof.

                               (ii)  On or before 10:00 a.m. (Pittsburgh,
Pennsylvania time) on the Second (2nd) Business Day prior to the Closing Date, the Borrower shall advise the Bank of the portion of the Term Loan which shall be made as an As Offered Rate Loan(s) and the Interest Period(s) with respect thereto; provided, however, that such As Offered Rate Loan(s) shall only be made in such amount(s) greater than or equal to One Million Dollars ($1,000,000) and, provided further, that any amounts in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in increments of One Hundred Thousand Dollars ($100,000). After the Closing Date, the Borrower may, subject to the terms and conditions of this Agreement, convert all or a portion of the Term Loan which is an As Offered Rate Loan(s) to a Prime Rate Loan, Libor Rate Loan, or Fixed Rate Loan as set forth in this
Section 2.02(c). Any portion of the Term Loan that is converted from either a Prime Rate Loan, Libor Rate Loan, or Fixed Rate Loan into an As Offered Rate Loan shall be converted, and shall begin to accrue interest with reference to the As Offered Rate, on such Business Day, in such amount (greater than or equal to One Million Dollars ($1,000,000) provided, however, that any amount in excess of One Million Dollars ($1,000,000) may only be in increments of One Hundred Thousand Dollars ($100,000)), and with such Interest Period as the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the requested date of conversion into such As Offered Rate Loan. In addition, in the event that the Borrower desires to continue the portion of the Term Loan which is an As Offered Rate Loan for an additional Interest Period, the Borrower shall provide the Bank with written notice thereof on or before 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period. In the event that the Borrower fails to provide the Bank with the required written notice prior to 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period for an As Offered Rate Loan, the Borrower shall be deemed to have given notice that such portion of the Term Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Each written notice of any As Offered Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.09(c) hereof.

                               (iii)  On or before 10:00 a.m. (Pittsburgh,
Pennsylvania time) on the Second (2nd) Business Day prior to the Closing Date, the Borrower shall advise the Bank of the portion of the Term Loan which shall be made as a Fixed Rate Loan(s) and the Interest Period(s) with respect thereto; provided, however, that such Fixed Rate Loan(s) shall only be made in such amount(s) greater than or equal to One Million Dollars ($1,000,000) and, provided further, that any amounts in excess of One Million Dollars

($1,000,000) may only be in increments of One Hundred Thousand Dollars ($100,000). After the Closing Date, the Borrower may, subject to the terms and conditions of this Agreement, convert all or a portion of the Term Loan which is a Fixed Rate Loan(s) to a Prime Rate Loan, Libor Rate Loan or As Offered Rate Loan as set forth in this Section 2.02(c). Any portion of the Term Loan that is converted from either a Prime Rate Loan, Libor Rate Loan or As Offered Rate Loan into a Fixed Rate Loan shall be converted, and shall begin to accrue interest with reference to the Fixed Rate, on such Business Day, in such amount (greater than or equal to One Million Dollars ($1,000,000) provided, however, that any amount in excess of One Million Dollars ($1,000,000) may only be in increments of One Hundred Thousand Dollars ($100,000)), and with such Interest Period as the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the requested date of conversion into such Fixed Rate Loan. In addition, in the event that the Borrower desires to continue the portion of the Term Loan which is a Fixed Rate Loan for an additional Interest Period, the Borrower shall provide the Bank with written notice thereof on or before 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day prior to the expiration of the applicable Interest Period. In the event that the Borrower fails to provide the Bank with the required written notice prior to 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day prior to the expiration of the applicable Interest Period for a Fixed Rate Loan, the Borrower shall be deemed to have given notice that such portion of the Term Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. Each written notice of any Fixed Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.09(c) hereof.

                               (iv) On the Closing Date and until conversion,
if any, pursuant to the terms and conditions of this Agreement, the portion of the Term Loan which is not a Libor Rate Loan, As Offered Rate Loan or Fixed Rate Loan shall be a Prime Rate Loan. After the Closing Date, the Borrower shall have the option, subject to the terms and conditions of this Agreement, to convert a portion of the Term Loan which is a Prime Rate Loan to a Libor Rate Loan, As Offered Rate Loan or Fixed Rate Loan as set forth in this Section 2.02(c). Any portion of the Term Loan that is converted from a Libor Rate Loan, As Offered Rate Loan or Fixed Rate Loan into a Prime Rate Loan shall be converted, and shall begin to accrue interest with reference to the Prime Rate, on such Business Day and in such amount as the Borrower shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day of the requested conversion of such portion of the Term Loan into a Prime Rate Loan.

                               (d)     PAYMENTS OF PRINCIPAL AND MATURITY.
Commencing on October 1, 1996, and continuing on the first day of each January, April, July and October thereafter through and including the Term Loan Expiry Date, the Borrower shall make a principal payment in the amount of One Million One Hundred Fifty Six Thousand Two Hundred Fifty and 00/100 Dollars ($1,156,250.00). All remaining unpaid principal, accrued interest and all other sums and costs incurred by the Bank pursuant to this Agreement with respect to the Term Loan shall be immediately due and payable on the Term Loan Expiry Date without notice, presentment or demand.

                 2.03          Interest Rates.
                               ---------------

                 (a) Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Revolving Credit Loans shall be, at the option of Borrower, as selected pursuant to Section 2.01(c), (i) Prime Rate Loans which shall bear interest at a rate per annum equal to the Prime Rate, (ii) Libor Rate Loans which shall bear interest during each Interest Period at a rate per annum equal to one percent (1.00%) in excess of the Libor Rate for such Interest Period, (iii) As Offered Rate Loans which shall bear interest during each Interest Period at a rate per annum equal to the As Offered Rate for such Interest Period, or (iv) CD Rate Loans which shall bear interest during each Interest Period at a rate per annum equal to one percent (1.00%) in excess of the CD Rate for such Interest Period.

                 (b) Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Term Loan shall be, at the option of Borrower, as selected pursuant to Section 2.02(c), (i) Prime Rate Loans which shall bear interest at a rate per annum equal to the Prime Rate,
(ii) Libor Rate Loans which shall bear interest during each Interest Period at a rate per annum equal to one and one quarter of one percent (1.25%) in excess of the Libor Rate for such Interest Period, (iii) As Offered Rate Loans which shall bear interest during each Interest Period at a rate per annum equal to the As Offered Rate for such Interest Period or (iv) Fixed Rate Loans which shall bear interest during each Interest Period at a rate per annum equal to the Fixed Rate for such Interest Period.

                 2.04 INTEREST PAYMENTS. The Borrower shall pay to the Bank interest on the unpaid principal balance of the aggregate outstanding balance of the Revolving Credit Loans which are Prime

Rate Loans on the first (1st) day of each January, April, July and October during the period from the Closing Date to and including the Revolving Credit Expiry Date. The Borrower shall pay to the Bank interest on the unpaid principal balance of the Revolving Credit Loans which are Libor Rate Loans, As Offered Rate Loans or CD Rate Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) months, on the three (3) month anniversary of each Loan during the period from the Closing Date to and including the Revolving Credit Expiry Date. The Borrower shall pay to the Bank interest on the portion of the unpaid principal balance of the Term Loan which is a Prime Rate Loan, in arrears, on the first (1st) day of each January, April, July and October during the period from the Closing Date to and including the Term Loan Expiry Date. The Borrower shall pay to the Bank interest on the portions of the unpaid principal balance of the Term Loan which are Libor Rate Loans, As Offered Rate Loans or Fixed Rate Loans, in arrears, on the earlier of (i) the last day of the applicable Interest Period for each such Loan or (ii) for such Loans with an applicable Interest Period exceeding three
(3) months, on the three (3) month anniversary of each Loan during the period from the Closing Date to and including the Term Loan Expiry Date. After maturity of any part of the Loans (whether by acceleration or otherwise), interest on such part of the Loans shall be immediately due and payable without notice, presentment, or demand.

                 2.05 INTEREST AFTER DEFAULT; USURY. Whenever the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees, or any other sums payable hereunder shall become due and payable and remain unpaid (whether at maturity, upon the occurrence of an Event of Default, by acceleration or otherwise) the amount thereof shall thereafter until paid in full bear interest: (i) in the case of principal on a Prime Rate Loan, at a rate per annum equal to two percent (2.00%) above the Prime Rate then in effect, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate; and (ii) in the case of principal on Libor Rate Loans, As Offered Rate Loans, CD Rate Loans or Fixed Rate Loans, at a rate per annum equal to two percent (2.00%) above the then current interest rate with respect to each such Loan during the remainder of the Interest Period applicable to such Loan and, thereafter, in accordance with clause (i) of this Section 2.05. In the event the rates of interest provided for in this Section 2.05, or any other section of this Agreement, are finally determined by any Official Body to exceed the maximum rate of interest permitted by applicable usury or similar laws, their or its application will be suspended and there will be charged instead the maximum rate of interest permitted by such laws.

                 2.06 LATE CHARGE. Upon the occurrence of an Event of Default with respect to the payment of any installment of interest or principal on the Notes for more than five (5) days after said installment becomes due, in addition to making a payment of the installment due and any interest thereon at the applicable default interest rate, the Borrower shall pay to Bank a late charge in an amount equal to five percent (5%) of any such overdue installment.

                 2.07 FEES. The Borrower shall pay to Bank a commitment fee on the unused portion of the Revolving Credit Facility Commitment during the period from the Closing Date to the Revolving Credit Expiry Date, payable quarterly in arrears beginning on October 1, 1996 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Revolving Credit Expiry Date. Such fee shall be equal to the amount by which Forty Million and 00/100 Dollars ($40,000,000.00) has exceeded the average daily closing principal balance of the Revolving Credit Loans during the preceding calendar quarter, multiplied by one-eighth of one percent (0.125%), multiplied by a fraction, the numerator of which is the actual number of days in such calendar quarter and the denominator of which is
360. In addition, the Borrower shall, on the Closing Date, pay to the Bank a restructuring fee in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00).

                 2.08 ADJUSTMENT TO PRIME RATE; COMPUTATION OF INTEREST AND FEES. In the event of any change in the Prime Rate, the rate of interest upon each Prime Rate Loan shall be adjusted to immediately correspond with such change; except any interest rate charged hereunder shall not exceed the highest rate permitted by law. Interest on Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

                 2.09          Additional Costs.
                               -----------------

                 (a) If, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to, or reduction in income receivable by, the Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to reimburse such Bank for any such additional costs or reduction in income. A certificate of the Bank submitted to the Borrower on or before the date such demand is made in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error. Upon notice from the Bank to the Borrower within five (5) Business Days after the Bank notifies the Borrower of any such additional costs pursuant to this Section 2.09(a), the Borrower may either (A) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days' notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan, As Offered Rate Loan, CD Rate Loan or Fixed Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Bank such additional amounts as set forth in Section 2.09(c).

                 (b) If either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines in good faith that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by the Bank, the Borrower shall pay to the Bank from time to time as specified by the Bank additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's Loans (or commitment to make the Loans). A certificate of the Bank in good faith submitted to the Borrower on or before the date such demand is made as to such amounts shall be conclusive and binding for all purposes, absent manifest error. Upon notice from the Borrower to the Bank within five (5) Business Days after the Bank notifies the Borrower of any such additional costs pursuant to this Section 2.09(b), the Borrower may either (A) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days' notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan, As Offered Rate Loan, CD Rate Loan or Fixed Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Bank such additional amounts as set forth in Section 2.09(c).

                 (c) If the Borrower shall prepay any Libor Rate Loan, As Offered Rate Loan, CD Rate Loan or Fixed Rate Loan on a day other than the last day of the applicable Interest Period for such Loan (whether such prepayment is permitted by Section 2.09 or 2.10, as a result of the failure by Borrower to consummate a transaction after providing notice as set forth in Sections 2.01(c)(ii), (iii) and (iv) and 2.02(c)(i,) (ii) and (iii), or otherwise permitted by Bank or otherwise required under the terms of this Agreement) (a "Funding Breakage Date"), the Borrower shall pay to the Bank an amount (the "Funding Breakage Indemnity") determined by the Bank as follows:

                               (i) first, calculate the following amount: (A) the principal amount of such Loans owing to the Bank which shall be prepaid times (B) the greater of (x) zero or (y) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Treasury Rate as of the Funding Breakage Date, times (c) the number of days from and including the Funding Breakage Date to, but not including, the last day of such Interest Period, times (d) 1/360;

                               (ii) the Funding Breakage Indemnity to be paid
                 by the Borrower to the Bank shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Treasury Rate as of such Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) (which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Interest Period).

Such Funding Breakage Indemnity shall be due and payable on demand, and the Bank shall, upon making such demand, notify the Borrower of the amount so demanded. In addition, the Borrower shall, on the due date for payment of any Funding Breakage Indemnity, pay to the Bank an additional amount equal to interest on such Funding Breakage Indemnity from the Funding Breakage Date to, but not including, such date at the Prime Rate (calculated on the basis of a year of 360 days and actual days elapsed). The amount payable to the Bank under this Section 2.09(c) shall be determined in good faith by the Bank, and such determination shall be conclusive absent manifest error.

                 2.10 ILLEGALITY; IMPRACTICABILITY. Notwithstanding any other provision contained in this Agreement, if on any date on which a Libor Rateor CD Rate, as the case may be, would otherwise be set, the Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining a Libor Rateor CD Rate, as the case may be, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to the Bank of funding a proposed Libor Rate Loan or CD Rate Loan exceeds the Libor Rate or CD Rate respectively, then (y) on notice thereof by the Bank to the Borrower, the obligation of the Bank to make or continue a Loan of a type so affected or to convert any type of Loan into a Loan of a type so affected shall terminate and the Bank shall thereafter be obligated to make Prime Rate Loans whenever any written notice requests any type of Loans so affected and (z) upon demand therefor by the Bank to the Borrower, the Borrower shall either (i) forthwith prepay in full all Loans of the type so affected then outstanding, together with interest accrued thereon or (ii) request that the Bank, upon four (4) Business Days' notice, convert all Loans of the type so affected then outstanding into Loans of a type not so affected. If any such prepayment or conversion of any Libor Rate Loan or CD Rate Loan, as the case may be, occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Bank such additional amounts as set forth in Section 2.09(c).

                 2.11 PAYMENTS. All payments to be made with respect to principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Notes are payable at 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Bank at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature.
The Bank may in its discretion deduct such payments from the Borrower's demand or deposit accounts with Bank on the due date. All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in its sole discretion, shall elect. All such payments shall be made net of, without deduction or offset, and free and clear of any and all present and future taxes, levies, deductions, charges, and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Bank under the laws of the United States or any state or political subdivision thereof. If the Borrower is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings, it will pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States federal or state income taxes required to be paid by the Bank in respect of such additional amounts, shall equal the amount of such payment without such tax, deduction or withholding.

                 2.12 OPTIONAL PREPAYMENTS OF TERM LOAN. Subject to the provisions of this Section 2.12, the Borrower shall have the right, at its option, to prepay the Term Loan in whole or in part at any time; provided, however, that any portion of the Term Loan which is a Libor Rate Loan or an As Offered Rate Loan may only be converted or prepaid hereunder at the end of the Interest Period for such Loan. All prepayments of any portion of the Term Loan shall be applied to the unpaid installments of principal in the reverse order of their scheduled maturities. For any prepayment of any portion of the Term Loan, the Borrower shall give the Bank written notice (which shall be irrevocable) of each prepayment not later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Second (2nd) Business Day immediately preceding the date of prepayment, specifying the aggregate amount of principal to be prepaid and the prepayment date. Following receipt of the notice as specified in the preceding sentence, the principal amount specified therein, together with accrued unpaid interest thereon to the date of such prepayment, shall be due and payable on such prepayment date without notice, presentment or demand. In addition, in the event that any portion of the Term Note which is being prepaid is a Fixed Rate Loan, the Bank may deliver to the Borrower written notice of the amount determined by the Bank to be the difference between (a) the present value of the interest payments that would have been paid in the future to the Bank by the Borrower on such prepaid portion of principal accruing at the Fixed Rate, but for such prepayment and (b) the present value of the interest payments that would be paid in the future to the Bank at the United States Treasury Rate if, on or about the date of prepayment, the Bank made a hypothetical investment of the prepaid portion of principal accruing at the Fixed Rate in United States Treasury Securities maturing on or about the date that the prepaid portion of principal would have matured but for such prepayment and bearing interest accruing from the date of prepayment, payable on each date on which Borrower, but for such prepayment, would have paid interest on the prepaid portion of principal. As used herein, "United States Treasury Rate" shall mean a rate of interest per annum (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple), equal to the annual yield the Bank could obtain by purchasing on the date of prepayment United States Treasury Securities with semi-annual interest payments, maturing on or about the date on which the prepaid portion of principal would have matured in amounts approximately equal to the prepaid portion. The amounts specified in such notice shall be due and payable by the Borrower to the Bank upon delivery of such notice.

                 2.13 LOAN ACCOUNT. The Bank will open and maintain on its books a loan account (the "Loan Account") for the Borrower with respect to Loans made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Bank under this Agreement. Except in the case of manifest error in computation, the Loan Account for the Borrower will be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower under this Agreement or the Notes.

                 2.14 SECURITY. The Bank hereby releases, discharges and terminates all security interests, liens and other encumbrances created pursuant to the security documents listed on Schedule 2.14 to this Agreement (the "Prior Security Documents"), and such Prior Security Documents are hereby terminated and are of no further force and effect. Notwithstanding anything to the contrary contained in the preceding sentence, all indemnity and expense obligations contained in the Prior Security Documents shall survive the termination of, and the release of the security interests and mortgages created under, the Prior Security Documents. The Bank agrees to, within thirty (30) days after appropriate UCC-3 termination statements and mortgage satisfaction pieces are prepared by the Borrower's counsel and received by the Bank, execute appropriate UCC-3 termination statements and mortgage satisfaction pieces to, at Borrower's sole cost and expense and upon the appropriate filing by the Borrower or its counsel, release, discharge and terminate of record all Liens created under the Prior Security Documents. Bank acknowledges that, as of the Closing Date, it is not aware of any indemnity or expense obligation due and payable by the Borrower under the Prior Security Documents.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 The Borrower represents and warrants to the Bank that:

                 3.01 ORGANIZATION AND QUALIFICATION. The Borrower and each of its United States Subsidiaries are corporations, partnerships or limited partnerships, as the case may be, duly organized, validly existing and in good standing under their respective jurisdictions of incorporation. The Borrower and each of its United States Subsidiaries are duly qualified or licensed to do business as a foreign corporation and are in good standing in all jurisdictions in which the ownership of their properties or the nature of their activities or both makes such qualification or licensing necessary, except only to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

                 3.02 POWER TO CARRY ON BUSINESS; LICENSES. The Borrower and each of its United States Subsidiaries have all requisite corporate power and authority to own and operate their properties and to carry on their business as now conducted and as presently planned to be conducted. The Borrower and each of its United States Subsidiaries have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their business as now conducted or as presently planned to be conducted except only for such licenses, permits, consents and governmental approvals or authorizations the failure of which to obtain would not have a Material Adverse Effect.

                 3.03 EXECUTION AND BINDING EFFECT. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly authorized by all appropriate corporation action of the Borrowerand have been duly and validly executed and delivered by the Borrower, and each such agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms.

                 3.04 ABSENCE OF CONFLICTS. Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower, nor the consummation of the transactions contemplated in any of them by the Borrower, nor the performance of or compliance with their terms and conditions by the Borrower will (a) violate any Law, (b) conflict with or result in a breach of or a default under the articles of incorporation or by-laws of the Borrower,
(c) conflict with or result in a breach or a default under any material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their material properties (now owned or acquired in the future) may be subject or bound or (d) result in the creation or imposition of any Lien upon any property (owned or leased) of the Borrower or any of its Subsidiaries.

                 3.05 AUTHORIZATIONS AND FILINGS. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents by the Borrower, the consummation by the Borrower of the transactions contemplated in any of them, or the performance of or compliance by the Borrower with the terms and conditions of this Agreement or the other Loan Documents.

                 3.06 TITLE TO PROPERTY. The Borrower and each of its Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all other property purported to be owned by them, including that reflected in the most recent balance sheet referred to in
Section 3.07 of this Agreement or submitted pursuant to Section 5.01(a) of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens not forbidden by Section 6.01 of this Agreement.

                 3.07          Financial Statements.
                               ---------------------

                               (a)     The Borrower has delivered to the Bank a
Consolidated balance sheet and related statements of income, cash flow and shareholders' equity of the Borrower and its Subsidiaries for the fiscal year ending August 31, 1995, as audited by S.R. Snodgrass A.C. without qualification. Such financial statements (including the notes) present fairly the Consolidated financial position of the Borrower and its Subsidiaries as of the end of such fiscal period and the results of their operations and their cash flow for the fiscal period then ended, all in accordance with GAAP applied consistently with the audited financial statements for the preceding fiscal year.

                               (b)     The Borrower has delivered to the Bank
internally prepared Consolidated balance sheets and related statements of income and cash flow of the Borrower and its Subsidiaries for the fiscal quarters ending November 30, 1995, February 29, 1996 and May 31, 1996. Such financial statements provided by the Borrower present fairly the financial position of the Borrower and its Subsidiaries as of the end of each period and the results of their operations and their cash flow for each period, all in conformity with GAAP (except that such financial statements do not contain all of the footnote disclosure required by GAAP), subject to year end adjustments, applied on a basis consistent with that of the preceding fiscal year's audited financial statements.

                 3.08 TAXES. All tax returns required to be filed by the Borrower and each Subsidiary have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower, its Subsidiaries or upon any of their properties, income, sales or franchises which are due and payable have been paid other than those not yet payable without premium or penalty and those contested with due diligence in good faith without the incurrence of any Lien against the Borrower which would have a Material Adverse Effect. The reserves and provisions for taxes on the books of the Borrower and its Subsidiaries are adequate for all open years and for their current fiscal period. Neither the Borrower nor any Subsidiary knows of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

                 3.09 LITIGATION. Except as set forth in the Borrower's annual report on Form 10-K for the fiscal year ended August 31, 1995 (the "1995 Form 10-K"), there is no pending, or to the best knowledge of Borrower and its Subsidiaries, contemplated or threatened, action, suit or proceeding by or before any Official Body against or affecting the Borrower or its Subsidiaries, at law or equity, which, if adversely decided, would have a Material Adverse Effect.

                 3.10 COMPLIANCE WITH LAWS. Neither the Borrower nor any Subsidiary is subject to any material contingent liability on account of any Law or in violation of any Law which would have a Material Adverse Effect.

                 3.11 PENSION PLANS. (a) Each Plan has been and will be maintained and funded in accordance with its terms and with all provisions of ERISA and other applicable laws; (b) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan; (c) no liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan.

                 3.12 PATENTS, LICENSES, FRANCHISES. The Borrower and each Subsidiary owns or possesses the right to use all of the material patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their business as presently conducted and presently planned to be conducted without conflict with the rights of others.

                 3.13          ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 3.13 hereof, (a) neither the Borrower nor any of its United States Subsidiaries are in violation of The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, The Toxic Substances Control Act and The Clean Air Act or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other federal, state or local environmental law, statute, rule, regulation or ordinance applicable to the Borrower, any Subsidiary or their respective properties (all of the foregoing are sometimes collectively referred to in this Section 3.13 as the "Environmental Laws") which would have a Material Adverse Effect;

                               (b)     Neither the Borrower, its United States
Subsidiaries nor any of their Affiliates, directors, officers, employees, agents or independent contractors have arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport, disposal or treatment of, any Hazardous Substance (as defined by CERCLA, as amended), owned, used or possessed by the Borrower or any Subsidiary, whether or not to a location identified by the Environmental Protection Agency (the "EPA") on the National Priorities List, 40 C.F.R. Part 300, (or proposed by the EPA in the Federal Register for listing on such National Priorities List) or identified under any corresponding state statute or regulation concerning cleanup of waste disposal sites (a "State Superfund Law") in violation of any applicable Environmental Laws which would have a Material Adverse Effect;

                               (c)     To the best knowledge of the Borrower,
no predecessor of the Borrower has arranged by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport, disposal or treatment of, any Hazardous Substance, owned, used or possessed by the predecessor in violation of any applicable Environmental Laws which would have a Material Adverse Effect;

                               (d)     To the best knowledge of the Borrower,
neither the Borrower, its United States Subsidiaries nor any of their Affiliates "owned" or "operated" any "facility" at the time any waste containing Hazardous Substances was disposed of at such facility within the meaning of CERCLA, as amended, or any State Superfund Law in violation of any applicable Environmental Laws which would have a Material Adverse Effect.

                 3.14 PROCEEDS. The Borrower will use the proceeds of the Revolving Credit Loans for general corporate purposes and for acquisitions of businesses operating in lines of business similar to those described in the 1995 Form 10-K. The Borrower will use the proceeds of the Term Loan to repay Indebtedness of the Borrower to the Bank under the Prior Loan Agreement.

                 3.15 MARGIN STOCK. The Borrower will make no borrowing under this Agreement for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. Neither the Borrower nor any Subsidiary owns any "margin stock".
Neither the Borrower nor any Subsidiary is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock".

                 3.16 NO EVENT OF DEFAULT: COMPLIANCE WITH MATERIAL AGREEMENTS. Except as set forth on Schedule 3.16 to this Agreement, no event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Neither the Borrower nor any of its Subsidiaries are (i) in violation of any term of any charter instrument or bylaw or (ii) in default under any material agreement, lease or instrument to which the Borrower or its Subsidiaries are a party or by which they or any of their properties (owned or leased) may be subject or bound.

                 3.17 NO MATERIAL ADVERSE CHANGE. Since May 31, 1996, there has been no Material Adverse Change.

                 3.18 SUBSIDIARIES. Schedule 3.18 to this Agreement sets forth each Subsidiary of the Borrower, the authorized and outstanding capital stock (or other equity interest) of such Subsidiary and the outstanding capital stock (or other equity interest) of such Subsidiary which is owned by the Borrower or any of its Subsidiaries.

                 3.19 LABOR CONTROVERSIES. There are no labor controversies pending or, to the best knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect.

                 3.20 SOLVENCY. After the making of the Loans, the Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of Borrower's business greater than the amount required to pay its debts as they become due. The Borrower was not insolvent immediately prior to the date of this Agreement and will not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement.

                 3.21 ACCURATE AND COMPLETE DISCLOSURE. No representation or warranty made by the Borrower under this Agreement, the other Loan Documents or the schedules and exhibits attached thereto, and no statement made by the Borrower in any financial statement (furnished pursuant to Sections
3.07 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Borrower is not aware of any facts which it has not disclosed to the Bank in writing which materially and adversely affects, or would materially and adversely affect, the assets, business, operations or financial condition of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.


                                   ARTICLE IV

                             CONDITIONS OF LENDING

                 The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:

                 4.01 REPRESENTATIONS AND WARRANTIES: EVENTS OF DEFAULT AND POTENTIAL DEFAULTS. The representations and warranties contained in Article III shall be true and correct on and as of the date of each Loan with the same effect as though made on and as of each such date, except to the extent that any such representation or warranty (including any Schedule referred to therein) relates specifically to a prior date and except to the extent that any such representation and warranty (including any Schedule referred to therein) is not true and correct in any material respect as a result of activities or actions permitted to be taken by the Borrower or any of its Subsidiaries pursuant to Article VI hereof.

On the date of each Loan, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request. Failure of the Bank to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made.

                 4.02 PROCEEDINGS AND INCUMBENCY. On the Closing Date, the Borrower shall have delivered to the Bank a certificate, in form and substance reasonably satisfactory to the Bank, dated the Closing Date and signed on behalf of the Borrower by the Secretary or an Assistant Secretary of the Borrower, certifying as to (a) true copies of the articles of incorporation and bylaws of the Borrower as in effect on such date, (b) true copies of all corporate action taken by the Borrower relative to this Agreement, the Notes and the other Loan Documents including, but not limited to, that described in
Section 3.03 of this Agreement, and (c) the names, true signatures and incumbency of the officers of the Borrower authorized to execute and deliver this Agreement, the Notes and the other Loan Documents. The Bank may conclusively rely on each such certificate unless and until a later certificate revising the prior certificate has been furnished to the Bank.

                 4.03 AGREEMENT AND NOTES. On the Closing Date, this Agreement and the Notes, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered by the Borrower to the Bank.

                 4.04 OPINION OF COUNSEL. On the Closing Date, there shall have been delivered to the Bank a written opinion, dated the Closing Date, of counsel to the Borrower, in form and substance reasonably satisfactory to Bank and its counsel.

                 4.05 OTHER DOCUMENTS AND CONDITIONS. On or before the Closing Date, the following documents and conditions shall have been delivered to Bank or satisfied by or on behalf of the Borrower:

                               (a)     GOOD STANDING AND TAX LIEN CERTIFICATES.
A good standing certificate of the Borrower certifying to the good standing and corporate status of the Borrower, good standing/foreign qualification certificates from other jurisdictions in which the Borrower is qualified to do business and tax lien certificates of the Borrower from each jurisdiction in which the Borrower is qualified to do business.

                               (b)     FINANCIAL STATEMENTS.  Financial
statements as described in Section 3.07 of this Agreement.

                               (c)     INSURANCE.  Evidence, in form and
substance satisfactory to the Bank, that the business and all assets of the Borrower and each of its Subsidiaries are adequately insured and that the Bank is entitled to thirty (30) days notice of cancellation and modification of such insurance policies.

                               (d)  LIEN SEARCH.  Copies of record searches
(including UCC searches, judgment, tax and other lien searches) evidencing that no Liens exist against the Borrower or any of its Subsidiaries except those Liens permitted by Section 6.01 of this Agreement.

                               (e)     NO MATERIAL ADVERSE CHANGE.  No Material
Adverse Change shall have occurred with respect to the Borrower since May 31, 1996.

                               (f)     OTHER DOCUMENTS AND CONDITIONS.  Such
other documents and conditions as may be required to be submitted to the Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist with respect to the transaction contemplated by this Agreement.

                 4.06 DETAILS PROCEEDINGS AND DOCUMENTS. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Bank, as the Bank may from time to time reasonably request.

                 4.07 FEES AND EXPENSES. The Borrower shall have paid all reasonable fees and charges as required for the Closing and relating to the Closing, including reasonable legal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

                 The Borrower covenants to the Bank as follows:

                 5.01          Reporting and Information Requirements.
                               ---------------------------------------

                               (a)     ANNUAL AUDITED REPORTS.  As soon as
practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the Borrower will furnish to the Bank Consolidated audited statements of income, cash flow and shareholders' equity of the Borrower and its Subsidiaries for such fiscal year and a Consolidated audited balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such statements and balance sheet to be certified by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Bank. The certificate or report of such accountants shall be free of exceptions or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

                               (b)     QUARTERLY REPORTS.  As soon as
practicable, and in any event within sixty (60) days after the close of each fiscal quarter of the Borrower during the term of this Agreement, the Borrower will furnish to the Bank Consolidated statements of income and cash flow for the Borrower and its Subsidiaries for such quarter and for the portion of the fiscal year to the end of such quarter, and a Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such quarter, all in reasonable detail. All such statements and balance sheets shall be prepared by the Borrower and certified by the President or the Chief Financial Officer of the Borrower as presenting fairly the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of their operations for such periods, subject to year end adjustment, in conformity with GAAP (except that such financial statements do not contain all footnote disclosure required by GAAP) applied in a manner consistent with that of the most recent audited financial statements furnished to the Bank.

                               (c)     QUARTERLY COMPLIANCE CERTIFICATE.  Each
set of statements and balance sheets delivered pursuant to Sections 5.01(a) and 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit C attached hereto, executed by the President or Chief Financial Officer of the Borrower, stating that no Event of Default or Potential Default exists and that the Borrower is in compliance with the financial covenants set forth in Section 5.13 of this Agreement. Such certificate shall include all figures necessary to calculate the Borrower's compliance with such financial covenants. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower.

                               (d)     FILINGS WITH THE SECURITIES AND EXCHANGE
COMMISSION. As soon as practicable, and in any event within ten (10) days after the filing thereof, the Borrower shall furnish to the Bank a copy of (i) each proxy statement or report filed by the Borrower with the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended, and (ii) each registration statement (except registration statements on Form S-8) filed by the Borrower with the SEC under the Securities Act of 1933, as amended.

                               (e)     AUDIT REPORTS.  Promptly upon receipt
thereof, the Borrower will deliver to the Bank one copy of each other report submitted to the Borrower by its independent accountants, including comment or management letters, in connection with any annual, interim or special audit report made by them of the Borrower or its books and records.

                               (f)     VISITATION: AUDITS.  The Borrower will
permit such persons as the Bank may designate to visit and inspect any of the properties of the Borrower or its Subsidiaries, to examine, and to make copies and extracts from, the books and records of the Borrower and its Subsidiaries and to discuss their affairs with their officers, employees and independent accountants upon reasonable prior notice and during normal business hours. The Borrower authorizes the officers, employees and independent accountants for the Borrower and its Subsidiaries to discuss with the Bank the affairs of the Borrower and its Subsidiaries. The Bank agrees to enter into customary confidentiality agreements in form and substance reasonably satisfactory to Bank in connection therewith.

                               (g)     NOTICE OF EVENT OF DEFAULT.  Promptly
upon becoming aware of an Event of Default or Potential Default, the Borrower will give the Bank notice of the Event of Default or Potential Default, together with a written statement of the President or Chief Financial Officer of the Borrower setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower.

                               (h)     NOTICE OF MATERIAL ADVERSE CHANGE.
Promptly upon becoming aware thereof, the Borrower will give the Bank notice by telephone or telecopier (with written confirmation sent on the same or next Business Day) with respect to any Material Adverse Change or any development or occurrence which would have a Material Adverse Effect.

                               (i)     FURTHER INFORMATION.  The Borrower will
promptly furnish to the Bank such other information relating to the Borrower and its Subsidiaries, and in such form, as the Bank may reasonably request from time to time.

                 5.02 PRESERVATION OF EXISTENCE AND FRANCHISES. The Borrower and each of its Subsidiaries will maintain their respective corporate existences, rights and franchises in full force and effect in their respective jurisdictions of incorporation. The Borrower and each of its Subsidiaries will qualify and remain qualified as a foreign corporation in each jurisdiction in which the ownership of their properties or the nature of their activities or both makes such qualification necessary except only to the extent that the failure to be so qualified would not have a Material Adverse Effect.

                 5.03 INSURANCE. The Borrower and each of its Subsidiaries will maintain with financially sound and reputable insurers insurance with respect to their properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is reasonably satisfactory to the Bank and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated. The Borrower and each of its Subsidiaries will cause the Bank to be provided with thirty (30) days advance notice of the termination of any such policy of insurance.

                 5.04 MAINTENANCE OF PROPERTIES. The Borrower and each of its Subsidiaries will maintain or cause to be maintained in good repair, working order and condition, the properties now or in the future owned, leased or otherwise possessed by each of them and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times except only to the extent that the failure to do so would not have a Material Adverse Effect.

                 5.05 PAYMENT OF LIABILITIES. The Borrower and each of its Subsidiaries will pay or discharge:

                               (a)     on or prior to the date on which a
premium or penalty attaches, all taxes, assessments, fees and other governmental charges or levies imposed upon them or any of their respective properties, income, sales or franchises other than those contested with due diligence in good faith without the incurrence of any Lien which would have a Material Adverse Effect;

                               (b)     on or prior to the date when due, all
lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, would result in the creation of a Lien upon any of their property which would have a Material Adverse Effect;

                               (c)     on or prior to the date when due, all
other lawful claims which, if unpaid, would result in the creation of a Lien upon any of their property which would have a Material Adverse Effect; and

                               (d)     all other current liabilities so that
none is due more than one hundred twenty (120) days after the due date for each liability, except current liabilities which are subject to good faith dispute and as to which the Borrower or such Subsidiary has created adequate reserves on its books.

                 5.06 FINANCIAL ACCOUNTING PRACTICES. The Borrower and each of its Subsidiaries will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) to ensure access to assets is permitted only in accordance with management's general or specific authorization and (d) to ensure the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                 5.07 COMPLIANCE WITH LAWS. The Borrower and each of its Subsidiaries shall comply with all applicable Laws except only to the extent that the failure to do so would not have a Material Adverse Effect.

                 5.08 PENSION PLANS. The Borrower and each of its Subsidiaries shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrower or any Subsidiary in connection with such termination; (b) make contributions to each of their Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by the Borrower or any Subsidiary of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrower shall deliver to the Bank, promptly after the filing or receipt thereof, copies of all reports or notices which the Borrower or any Subsidiary files or receives under ERISA with respect to the Plans with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor, other than reports or notices which do not materially or adversely affect the Borrower, any Subsidiary, their businesses, assets, financial condition, or the ability of the Borrower to perform its respective obligations under this Agreement.

                 5.09 USE OF PROCEEDS. Borrower shall use the proceeds of the Loans for the purposes set forth in Section 3.14 hereof.

                 5.10 CONTINUATION OF AND CHANGE IN BUSINESS. The Borrower and its Subsidiaries will continue to engage in the business and activities described in the 1995 Form 10-K and the Borrower and its Subsidiaries will not engage in any other business or activity without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed.

                 5.11 LIEN SEARCHES. The Bank may, but shall not be obligated to, conduct lien searches of the Borrower and its Subsidiaries and their assets and properties on an annual basis and at such other times as the Bank, in its reasonable discretion, may determine to be necessary. The Borrower shall reimburse the Bank for the Bank's reasonable out-of-pocket costs and expenses in connection with such lien searches.

                 5.11 FURTHER ASSURANCES. The Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all further acts, documents and assurances as the Bank may from time to time reasonably request in order to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

                 5.12 OWNERSHIP OF STOCK IN SUBSIDIARIES. The Borrower shall, directly or through its Subsidiaries, maintain an ownership interest in each of its Subsidiaries equal to the percentage ownership interest set forth on Schedule 3.18 hereto except as otherwise permitted by Sections
6.04 and 6.05 hereof.

                 5.13 FINANCIAL COVENANTS. The following financial covenants with respect to the Borrower shall apply:

                               (a)     TANGIBLE NET WORTH.  From the date
hereof until August 31, 1996, the Borrower shall maintain a Tangible Net Worth not less than Forty Five Million and 00/100 Dollars ($45,000,000.00). On September 1, 1996 and, at all times thereafter, during the term of this Agreement, the Borrower shall maintain a Tangible Net Worth not less than (a) Forty Five Million and 00/100 Dollars ($45,000,000.00) plus (b) fifty percent (50%) of the Net Income of the Borrower for the fiscal year ending August 31, 1996 and each fiscal year thereafter (excluding any net loss in any such fiscal year) plus (c) the proceeds to the Borrower from the sale by the Borrower of its capital stock after August 31, 1996 as reflected in the Borrower's Consolidated cash flow statements.

                               (b)     FUNDED DEBT TO CASH FLOW RATIO.  The
Borrower's Funded Debt to Cash Flow Ratio shall be less than or equal to 6.00 to 1.00 for the period equal to the four (4) most recently ended consecutive fiscal quarters during the term of this Agreement.

                               (c)     INTEREST COVERAGE RATIO.  The Borrower's
Interest Coverage Ratio shall be greater than or equal to 3.50 to 1.00 for the period equal to the four (4) most recently ended consecutive fiscal quarters during the term of this Agreement.

                 5.14          ACQUISITIONS FINANCED BY REVOLVING CREDIT LOANS.
On or prior to the date on which any Revolving Credit Loan is made to the Borrower for the purposes of completing any acquisition of all or substantially all of the property, assets or equity interest of any Person, Borrower shall deliver to Bank historical financial information and all other information reasonably requested by the Bank with respect to the Person to be acquired. In addition, if the purchase price for any such acquisition is in excess of Seven

Million Five Hundred Dollars ($7,500,000), Borrower will provide Bank with pro forma financial statements and a certificate from the President or Chief Financial Officer of the Borrower which certifies that the Borrower is, and following such acquisition, will be, in compliance with all financial covenants set forth in Section 5.13 of this Agreement.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

                 The Borrower covenants to the Bank as follows:

                 6.01 LIENS. The Borrower will not, and will not permit any Subsidiary to, at any time, incur, create, assume or permit to exist, any Lien on any of its property or assets, tangible or intangible, now or hereafter owned, or agree to become liable to do so, except:

                               (a)     Liens existing on the Closing Date and
set forth on Schedule 6.01 to this Agreement;

                               (b)     Liens granted in favor of the Bank;

                               (c)     pledges or deposits under workers
compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or similar bonds used in the ordinary course of business;

                               (d)     Liens arising from taxes, assessments,
fees, charges, levies or claims described in Section 5.05 of this Agreement;

                               (e)     purchase money security interests for
purchases of equipment permitted under Section 6.02(d) of this Agreement;

                               (f)     unfiled materialmen's, mechanics,
workmen's and repairmen's liens (provided, that if such a lien shall be filed or perfected, it shall be discharged of record promptly by payment, bond or otherwise); and

                               (g)     zoning restrictions, easements, minor
restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or any Subsidiary.

                 6.02 INDEBTEDNESS. The Borrower will not, and will not permit any Subsidiary to, at any time, create, incur, assume or suffer to exist any Indebtedness, except:

                               (a)     Indebtedness existing on the Closing
Date, and set forth on Schedule 6.02 to this Agreement, provided, however, that none of such Indebtedness shall be extended, renewed or refinanced without the prior written consent of the Bank;

                               (b)     Indebtedness under this Agreement, the
Notes, the other Loan Documents or under any other document, instrument or agreement between the Borrower or a Subsidiary and the Bank or Mellon Europe Limited;

                               (c)     current accounts payable, accrued taxes
reflected as current liabilities and other current items arising out of transactions (other than borrowings) in the ordinary course of business;

                               (d)     purchase money Indebtedness for
purchases of equipment in the ordinary course of business and in amounts which shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) as to any one purchase of equipment or One Million and 00/100 Dollars ($1,000,000.00) as to the aggregate of all such purchases in each case in any one fiscal year;

                               (e)     Indebtedness represented by unsecured
short term trade notes with suppliers provided that such Indebtedness shall not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) as to any one transaction or One Million and 00/100 Dollars ($1,000,000.00) as to the aggregate of all outstanding unsecured trade notes with suppliers;

                               (f)     Capitalized Lease Obligations in amounts
less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for any single Capitalized Lease Obligation and One Million and 00/100 Dollars ($1,000,000.00) as to the aggregate of all such Capitalized Lease Obligations;

                               (g)     Indebtedness constituting loans and
advances permitted by Section 6.04 of this Agreement; and

                               (h)     Indebtedness under interest rate or
currency protection agreements, interest rate or currency futures, interest rate or currency options, interest rate or currency swap or cap agreements or other interest rate or currency hedge agreements incurred in the ordinary course of business, provided that (i) such Indebtedness is incurred with the Bank as counterparty and (ii) such Indebtedness shall not be entered into for speculative purposes.

                 6.03 GUARANTEES AND CONTINGENT LIABILITIES. The Borrower will not, and will not permit any Subsidiary to, at any time directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except:

                               (a) those guarantees existing on the Closing
Date and set forth on Schedule 6.03 to this Agreement;

                               (b) endorsements on negotiable or other
instruments in any amount for deposit or collection or similar transactions in the ordinary course of their businesses;

                               (c) guarantees by the Borrower of obligations or
liabilities of any Subsidiary to the Bank or Mellon Europe Limited;

                               (d) the indemnity obligations of the Borrower to
its directors and officers under the articles of incorporation of the Borrower and to its directors under indemnification agreements entered into between the Borrower and each of its directors; and

                               (e) indemnities by the Borrower or any
Subsidiary arising from or under contracts and agreements with unrelated Persons entered into by the Borrower or such Subsidiary in the ordinary course of business.

                 6.04 LOANS AND INVESTMENTS; CERTAIN BUSINESS TRANSACTIONS. The Borrower will not and will not permit any Subsidiary to, purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities of any Person, or all or substantially all of the assets of any Person (whether in a single or series of related transactions) or make or permit to exist any investment or capital contribution to or acquire any interest whatsoever in any other Person or permit to exist any loans or advances for such purposes except:

                               (a)     loans and investments existing on the
Closing Date and set forth on Schedule 6.04 to this Agreement;

                               (b)     additional loans to and investments in
the Subsidiaries named on Schedule 3.18 to this Agreement;

                               (c)     acquisitions of the stock, equity or
assets of Persons in businesses similar to those described in the 1995 10-K provided, however, that the total amount of all such acquisitions shall not, in any fiscal year, exceed Twenty Five Million and 00/100 Dollars ($25,000,000) in the aggregate;

                               (d)     investments in direct obligations of the
United States of America or any agency thereof and in obligations guaranteed by the United States of America or the Bank or other reputable financial institution, each of which is organized under the laws of the United States;

                               (e)     certificates of deposit issued by the
Bank or Century National Bank and investments in money market mutual funds or other money market accounts with the Bank or Century National Bank; and

                               (f)     other loans and investments after the
Closing Date reflected on the Consolidated balance sheet from time to time of an amount not in excess of One Million Dollars ($1,000,000.00).

                 6.05 MERGER OR CONSOLIDATION; OTHER BUSINESS TRANSACTIONS. Borrower will not, and will not permit any Subsidiary to, form a partnership or a joint venture or merge or consolidate with or into any other Person, or agree to do any of the foregoing, except that the Borrower may permit any Subsidiary to, merge or consolidate with or into, the Borrower or any Subsidiary.

                 6.06 DISPOSITIONS OF ASSETS. The Borrower will not, and will not permit any Subsidiary to, sell, convey, pledge, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily any of its respective properties or assets, tangible or intangible (including stock of Subsidiaries) except in the ordinary course of business and except that the Borrower may permit any Subsidiary to transfer assets or stock to the Borrower or any other Subsidiary.

                 6.07 CAPITAL EXPENDITURES. The Borrower will not, and will not permit any Subsidiary to, make or commit to make, Capital Expenditures in any fiscal year aggregating more than the sum of (i) Twenty Five Million and 00/100 Dollars ($25,000,000.00). For purposes of this Section 6.07, amounts paid in transactions accounted for as business acquisitions shall not be considered as Capital Expenditures.

                 6.08 NEGATIVE PLEDGE. Except for Section 4.02(d) of the Reimbursement Agreement, dated as of December 1, 1991, by and between the Borrower and NCNB National Bank of North Carolina, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any agreement with any Person other than in connection with this Agreement, which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired or created.

                 6.09          CONTINUATION OF BUSINESS.   The Borrower will
not, and will not permit any Subsidiary to, engage in any business not substantially similar to those conducted as of the Closing Date and described in the 1995 Form 10-K.

                 6.10 MARGIN STOCK. The Borrower will not use the proceeds of any Loans directly or indirectly to purchase or carry any "margin stock" (within the meaning of Regulations U, G, T, or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

                 6.11 SELF-DEALING. The Borrower and its Subsidiaries will not enter into or carry out any loan, advance or other transaction (including, without limitation, purchasing property or services or selling property or services) with any shareholder, director, officer or partner, except that any such Person may render services to the Borrower for compensation at rates substantially similar to those generally paid by corporations or partnerships engaged in the same or similar businesses for the same or similar services.

                 6.12 LEASES. The Borrower and its Subsidiaries will not at any time enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property except leases of real and personal property in the ordinary course of business.


                                  ARTICLE VII

                                    DEFAULTS

                 7.01 EVENTS OF DEFAULT. An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

                               (a)     The Borrower shall fail to pay principal
on any of the Noteswithin five (5) Business Days after the date principal on any of the Notes is due; or

                               (b)     The Borrower shall fail to pay interest
on the Loans or any fees payable pursuant to Article II of this Agreement within five (5) Business Days after the date such interest or fees are due; or

                               (c)     The Borrower shall fail to pay any other
fee, or other amount payable pursuant to this Agreement, the Notes or any of the other Loan Documents when due and such failure shall continue for a period of five (5) Business Days after notice thereof is given to the Borrower; or

                               (d)     Any representation or warranty made by
the Borrower under this Agreement, the Notes or any of the other Loan Documents or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or

                               (e)     The Borrower shall be in default in the
performance or observance of any covenant contained in Articles V and VI of this Agreement; or

                               (f)     The Borrower shall be in default in the
performance or observance of any other covenant, agreement or duty under this Agreement, the Notes or the other Loan Documents (not constituting an Event of Default under any other provisions of this Section 7.01) and such default shall continue for a period of thirty (30) days after notice thereof is given to the Borrower; or

                               (g)     The Borrower or any Subsidiary shall (i)
default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of $250,000, beyond any period of grace with respect to the payment or, if an obligation for borrowed money (or set of related obligations) in excess of $250,000 is or are payable or repayable on demand, the Borrower or such Subsidiary fails to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation for borrowed money (or set of related obligations) in excess of $250,000 is or are created, secured or evidenced, if the effect of such default is to cause all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

                               (h)     One or more judgments for the payment of
money in excess of $1,000,000 shall have been entered against the Borrower or any Subsidiary; or

                               (i)     A writ or warrant of attachment,
garnishment, execution, distraint or similar process shall have been issued against the Borrower or any Subsidiary or any of their respective properties and the same shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

                               (j)     Bank has determined in good faith that a
Material Adverse Change has occurred or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or the other Loan Documents is impaired or that the Bank is insecure; or

                               (k)     A Change of Control shall occur; or

                               (l) (i) A Termination Event with respect to a
Plan shall occur, (ii) any Person shall engage in any prohibited transaction involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) either of the Borrowers or any ERISA Affiliate shall be in "Default" (as defined in Section 4219(c)(5) of ERISA with respect to payments due to a multi-employer Plan resulting from such Borrower's or any ERISA affiliate's, complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject the Borrower or any of its Subsidiaries to any tax, penalty, debt or liability which, alone or in the aggregate, would have a material adverse effect on the Borrower or any Subsidiary; or

                               (m)     A proceeding shall be instituted in
respect of the Borrower or any Subsidiary:

                               (i)     seeking to have an order for relief
                                       entered in respect of the Borrower or
                                       any Subsidiary, or seeking a declaration or entailing a finding that the Borrower or any Subsidiary is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or any Subsidiary, their assets or debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future which shall not have been dismissed or stayed within sixty
                                       (60) days after such proceedings were
                                       instituted; or

                               (ii)    seeking appointment of a receiver,
                                       trustee, custodian, liquidator,
                                       assignee, sequestrator or other similar
                                       official for the Borrower or any
                                       Subsidiary or for all or any substantial part of their property which shall not have been dismissed or stayed within sixty (60) days after such proceedings were instituted; or

                               (n)     The Borrower or any Subsidiary shall
become insolvent, shall become generally unable to pay their debts as they become due, shall voluntarily suspend transaction of their businesses, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01(m)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(m)(i) of this Agreement, shall institute a proceeding described in Section 7.01(m)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of their property whether or not any proceeding is instituted, dissolve, wind-up or liquidate themselves or any substantial part of their property, or shall take any action in furtherance of any of the foregoing.

                 7.02          Consequences of an Event of Default.
                               ------------------------------------

                               (a)     If an Event of Default specified in
subsections (a) through (l) of Section 7.01 of this Agreement occurs, the Bank will be under no further obligation to make Loans and may at its option demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

                               (b)     If an Event of Default specified in
subsections (m) or (n) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans and the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount of the Notes and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

                 7.03 SET-OFF. If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount of the Notes or other amount owing by the Borrowers under this Agreement, the Notes or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Bank and any assignee of the Bank will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrower by the Bank or by such assignee including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrower with the Bank or such assignee. The Borrower consents to and confirms the foregoing arrangements and confirms the Bank's rights and such assignee's rights of banker's lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Bank's rights or any such assignee's rights of banker's lien or set-off.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                 8.01 BUSINESS DAYS. Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

                 8.02 RECORDS. The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Bank, which shall be conclusive absent manifest error.

                 8.03 AMENDMENTS AND WAIVERS. The Bank and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrower under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

                 8.04 NO IMPLIED WAIVER: CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.

                 8.05 NOTICES. All notices, requests, demands, directions and other communications (collectively notices) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given notice will be effective when received. All notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

                 If to Borrower:       John P. O'Leary, Jr.
                                       President and Chief Executive Officer
                                       Tuscarora Incorporated
                                       800 Fifth Avenue
                                       New Brighton, PA  15066
                                       Telecopier:  (412) 843-4845

                 and a copy to:        Arlie R. Nogay, Esquire
                                       Reed Smith Shaw & McClay
                                       435 Sixth Avenue
                                       Pittsburgh, PA  15219
                                       Telecopier:  (412) 288-3063

                 If to Bank:           Brian V. Ciaverella
                                       Vice President
                                       Mellon Bank, N.A.
                                       Two Mellon Bank Center, Room 152-0230
                                       Pittsburgh, PA  15259-0001
                                       Telecopier:  (412) 236-9010

                 and a copy to:        Jeffrey J. Conn, Esquire
                                       Thorp, Reed & Armstrong
                                       One Riverfront Center
                                       Pittsburgh,  PA 15222
                                       Telecopier:  (412) 394-2555

                 8.06 EXPENSES; TAXES; ATTORNEYS FEES. The Borrower agrees to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to reasonable fees and expenses of counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Bank's enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents, including but not limited to such reasonable expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Loans. The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future reasonably determined by the Bank to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrower agrees to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to the Borrower of any action at law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys and paralegals fees incurred by the Bank or the holder of the Notes in connection with such action or suit. All payments due from the Borrower under this Section will be added to and become part of the Loans until paid in full.

                 8.07 SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

                 8.08 GOVERNING LAW: CONSENT TO JURISDICTION. This Agreement will be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the substantive laws, and not the laws of conflicts, of said Commonwealth. The Borrower consents to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents, or any one or more of them.

                 8.09 PRIOR UNDERSTANDINGS. This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

                 8.10 DURATION; SURVIVAL. All representations and warranties of the Borrowers contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrower under this Agreement, the Notes and the other Loan Documents.

                 8.11 TERM OF AGREEMENT. This Agreement will terminate when all Indebtedness of the Borrower to Bank including, without limitation, the Loans and interest on the Loans is paid in full, and the Borrower has no right to borrow under this Agreement and the Bank has no obligation to make Loans under this Agreement.

                 8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

                 8.13 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the Bank, the Borrower and its successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank.

                 8.14 NO THIRD PARTY BENEFICIARIES. The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

                 8.15 PARTICIPATION AND ASSIGNMENT. (a) The Bank may from time to time sell, assign or grant one or more participations in all or any part of the Loans made by Bank or which may be made by the Bank, or its right, title and interest in the Loans in or to this Agreement (including, without limitation, all or a portion of the Revolving Credit Loans and the Term
Loan), to another lending office, lender or financial institution; provided, however, that:

                               (i)     the Bank's obligations under this
Agreement and the other Loan Documents shall remain unchanged and the Bank shall remain responsible for performance of such obligations;

                               (ii)    no participant shall be entitled to
require the Bank to take or refrain from taking any action under this Agreement or any other Loan Document, except that the Bank may agree with a participant that the Bank will not, without the consent of such participant (which consent shall not be unreasonably withheld or delayed), take the following type of action: (x) increase the Revolving Credit Facility Commitment over the amount then in effect, (y) extend the Revolving Credit Expiry Date or the Term Loan Expiry Date or (z) reduce the principal amount of or extend the time for payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest borne by any Loan (other than as a result of waiving the applicability of any increase in the interest rate applicable to overdue amounts), or extend the time for payment of or reduce the amount of the commitment fee payable under Section 2.07, or reduce or postpone the payment of any other fees, expenses, indemnities or amounts payable under any Loan Document;

                               (iii) such participation shall not include a
transfer of all or any portion of the Bank's obligation to make Revolving Credit Loans under the Revolving Credit Facility Commitment; and

                               (iv) the Borrower shall continue to deal solely
and exclusively with the Bank in connection with this Agreement and the other Loan Documents.

                 (b) ASSIGNMENT. The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of the Revolving Credit Facility Commitment and Loans owing to it and any of the Notes held by it) to any affiliate of the Bank or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that:

                               (i)  any such assignment to a Purchasing Lender
which is not an affiliate of the Bank shall be made only with the consent (which shall not be unreasonably withheld or delayed) of the Borrower;

                               (ii)  if the Bank makes such an assignment of
less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, the Bank shall retain, after such assignment, a minimum principal amount of $25,000,000 of the Revolving Credit Facility Commitment and Loans then outstanding, and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Revolving Credit Facility Commitment and Loans then outstanding;

                               (iii)  each such assignment shall be of a
constant, and not a varying, percentage of the Revolving Credit Facility Commitment and the Loans of the Bank and of all of the

Bank's rights and obligations under this Agreement and the other Loan Documents; and

                               (iv)  each such assignment shall be made
pursuant to a written agreement between the Bank and the Purchasing Lender.


                 8.16 The Borrower shall, upon the Bank's reasonable request from time to time, use its reasonable best efforts to cooperate with the Bank's syndication effort including, without limitation, assisting the Bank from time to time in preparing information packages for delivery to prospective participants and Purchasing Lenders containing relevant information about the Borrower and the Loan Documents, and causing appropriate officers, representatives and experts to meet with prospective participants and Purchasing Lenders from time to time.

                 8.17 CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and "or" has the inclusive meaning represented by the phrase "and/or". References in this Agreement to "judgments" of Bank include good faith estimates by Bank (in the case of quantitative judgments) and good faith beliefs by Bank (in the case of qualitative judgments).

                 8.18 EXHIBITS. All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

                 8.19 HEADINGS. The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

                 8.20 LIMITATION OF LIABILITY. To the fullest extent permitted by Law, no claim may be made by the Borrower against the Bank or any affiliate, director, officer, employee, attorney or agent of the Bank for any special, incidental, indirect, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). The Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or suspected to exist in its favor. This Section 8.19 shall not limit any rights of the Borrower arising solely out of willful misconduct.

                 8.21          WAIVER OF TRIAL BY JURY.
THE BORROWER AND THE BANK EXPRESSLY,
KNOWINGLY AND VOLUNTARILY WAIVE ALL
BENEFIT AND ADVANTAGE OF ANY RIGHT TO A                         INITIALS:
TRIAL BY JURY, AND NEITHER WILL AT ANY TIME
INSIST UPON, OR PLEAD OR IN ANY MANNER                          /s/ J P O'L
WHATSOEVER CLAIM OR TAKE THE BENEFIT OR                         -------------
ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION                      BORROWER
ARISING IN CONNECTION WITH THIS AGREEMENT,
THE NOTES OR ANY OF THE LOAN DOCUMENTS.                         /s/ B V C
                                                                -------------
                                                                BANK


                           [INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.

Attest:                                         Tuscarora Incorporated


By: /s/ BRIAN C. MULLINS                       By: /s/ JOHN P. O'LEARY, JR.
    --------------------                           ------------------------

Title: Vice President - Treasurer              Title: President - CEO
       -------------------------                      ---------------------

                                                Mellon Bank, N.A.


                                                By: /s/ BRIAN V. CIAVERELLA
                                                    -----------------------
                                                    Vice President

                             REVOLVING CREDIT NOTE

$40,000,000                                        Pittsburgh, Pennsylvania
                                                   August 14, 1996


        FOR VALUE RECEIVED, the undersigned, Tuscarora Incorporated a Pennsylvania corporation (the "Borrower") hereby promises to pay to the order of Mellon Bank, N.A., a national banking association (the "Bank"), as provided for in the Loan Agreement (as defined below), the lesser of (i) the principal sum of Forty Million and 00/100 Dollars ($40,000,000.00), or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrower pursuant to that certain Loan Agreement, by and between Borrower and Bank, dated the date hereof, as such agreement may be amended, modified or supplemented from time to time (the "Loan Agreement"). Borrower hereby further promises to pay to the order of Bank interest on the unpaid principal amount of this Revolving Credit Note from time to time outstanding at the rate or rates per annum determined pursuant to Article II of, or as otherwise provided in, the Loan Agreement, and with such amounts being payable on the dates set forth in Article II of, or as otherwise provided in, the Loan Agreement.

        All payments and prepayments to be made in respect of principal, interest, or other amounts due from Borrower under this Revolving Credit Note shall be payable at 12:00 noon, Pittsburgh, Pennsylvania time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action therefor shall immediately accrue. All such payments shall be made to Bank at its designated office located at Two Mellon Bank Center, Pittsburgh, Pennsylvania 15259, in lawful money of the United States of America in immediately available funds without setoff, counterclaim or other deduction of any nature.

        Except as otherwise provided in the Loan Agreement, if any payment of principal or interest under this Revolving Credit Note shall become due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

        This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement, as the same may be amended, modified or supplemented from time to time. Capitalized terms used in this Revolving Credit Note which are defined in the Loan Agreement shall have the meanings assigned to them therein unless otherwise defined in this Revolving Credit Note.

        WARRANT OF ATTORNEY TO CONFESS JUDGMENT. THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD, UPON AN EVENT OF DEFAULT, TO APPEAR FOR AND
CONFESS JUDGMENT AGAINST THE BORROWER

FOR SUCH SUMS AS ARE DUE AND/OR MAY BECOME DUE UNDER THIS REVOLVING CREDIT NOTE, WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH A REASONABLE AMOUNT ADDED FOR ATTORNEYS' COLLECTION FEES. TO THE EXTENT PERMITTED BY LAW, THE BORROWER RELEASES ALL ERRORS IN SUCH PROCEEDINGS. IF A COPY OF THIS REVOLVING CREDIT NOTE, VERIFIED BY AFFIDAVIT BY OR ON BEHALF OF THE HOLDER OF THIS REVOLVING CREDIT NOTE SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL REVOLVING CREDIT NOTE AS A WARRANT OF ATTORNEY. THE AUTHORITY AND POWER TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF AND MAY BE EXERCISED AS OFTEN AS THE HOLDER SHALL FIND IT NECESSARY AND DESIRABLE AND THIS REVOLVING CREDIT NOTE OR A COPY THEREOF SHALL BE A SUFFICIENT WARRANT THEREFOR. THE HOLDER HEREOF MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE AMOUNT OWING HEREUNDER, WITHOUT REGARD TO WHETHER JUDGMENT HAS THERETOFORE BEEN CONFESSED ON MORE THAN ONE OCCASION FOR THE SAME AMOUNT. IN THE EVENT ANY JUDGMENT CONFESSED AGAINST THE BORROWER HEREUNDER IS STRICKEN OR OPENED UPON APPLICATION BY OR ON THE BORROWER'S BEHALF FOR ANY REASON, HOLDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER FOR ANY PART OR ALL OF THE AMOUNTS OWING HEREUNDER, AS PROVIDED FOR HEREIN, IF DOING SO WILL CURE ANY ERRORS OR DEFECTS IN SUCH PRIOR PROCEEDINGS.

        This Revolving Credit Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of laws thereof. Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Revolving Credit Note.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has executed, issued and delivered this Revolving Credit Note in Pittsburgh, Pennsylvania on the day and year written above.


Attest:                                      Tuscarora Incorporated

By: /s/ BRIAN C. MULLINS                     By: /s/ JOHN P. O'LEARY, JR.
    --------------------                         ------------------------

Title: Vice President & Treasurer            Title: President & CEO
       --------------------------                   ---------------------

                                   TERM NOTE

$37,000,000                                        Pittsburgh, Pennsylvania
                                                   August 14, 1996


        FOR VALUE RECEIVED, the undersigned, Tuscarora Incorporated a Pennsylvania corporation ("Borrower") hereby promises to pay to the order of Mellon Bank, N.A., a national banking association (the "Bank"), as provided for in the Loan Agreement (as defined below), the aggregate principal amount of Thirty Seven Million and 00/100 Dollars ($37,000,000.00), together with interest on the unpaid principal amount of this Term Note at the rate or rates per annum determined pursuant to Article II of, or as otherwise provided in, that certain Loan Agreement, by and between Borrower and Bank, dated the date hereof, as such agreement may be amended, modified or supplemented from time to time (the "Loan Agreement") and with such amounts being payable on the dates set forth in
Article II of, or as otherwise provided in, the Loan Agreement.

        All payments and prepayments to be made in respect of principal, interest or other amounts due from Borrower under this Term Note shall be payable at 12:00 noon, Pittsburgh, Pennsylvania time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action therefor shall immediately accrue. All such payments shall be made to Bank at its designated office located at Two Mellon Bank

Center, Pittsburgh, Pennsylvania 15259, in lawful money of the United States of America in immediately available funds without setoff, counterclaim or other deduction of any nature.

        Except as otherwise provided in the Loan Agreement, if any payment of principal or interest under this Term Note shall become due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

        This Term Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement, as the same may be amended, modified or supplemented from time to time. Capitalized terms used in this Term Note which are defined in the Loan Agreement shall have the meanings assigned to them therein unless otherwise defined in this Term Note.

        This Term Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of laws thereof. Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Term Note.

        WARRANT OF ATTORNEY TO CONFESS JUDGMENT. THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT COURT OF RECORD, UPON AN EVENT OF DEFAULT, TO APPEAR FOR AND CONFESS RECORD, UPON AN EVENT OF DEFAULT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER FOR SUCH SUMS AS ARE DUE AND/OR MAY BECOME DUE UNDER THIS TERM NOTE, WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH A REASONABLE AMOUNT ADDED FOR ATTORNEYS' COLLECTION FEES. TO THE EXTENT PERMITTED BY LAW, THE BORROWER RELEASES ALL ERRORS IN SUCH PROCEEDINGS. IF A COPY OF THIS TERM NOTE, VERIFIED BY AFFIDAVIT BY OR ON BEHALF OF THE HOLDER OF THIS TERM NOTE SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL TERM NOTE AS A WARRANT OF ATTORNEY. THE AUTHORITY AND POWER TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF AND MAY BE EXERCISED AS OFTEN AS THE HOLDER SHALL FIND IT NECESSARY AND DESIRABLE AND THIS TERM NOTE OR A COPY THEREOF SHALL BE A SUFFICIENT WARRANT THEREFOR. THE HOLDER HEREOF MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE AMOUNT OWING HEREUNDER, WITHOUT REGARD TO WHETHER JUDGMENT HAS THERETOFORE BEEN CONFESSED ON MORE THAN ONE OCCASION FOR THE SAME AMOUNT. IN THE EVENT ANY JUDGMENT CONFESSED AGAINST THE BORROWER HEREUNDER IS STRICKEN OR OPENED UPON APPLICATION BY OR ON THE BORROWER'S BEHALF FOR ANY REASON, HOLDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER FOR ANY PART OR ALL OF THE AMOUNTS OWING

HEREUNDER, AS PROVIDED FOR HEREIN, IF DOING SO WILL CURE ANY ERRORS OR DEFECTS IN SUCH PRIOR PROCEEDINGS.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has excuted, issued and delivered this Term Note in Pittsburgh, Pennsylvania on the day and year written above.


Attest:                                         Tuscarora Incorporated


By: /s/ BRIAN C. MULLINS                       By: /s/ JOHN P. O'LEARY, JR.
    --------------------                           ------------------------

Title: Vice President & Treasurer              Title: President & CEO
       --------------------------                     ---------------------